Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 30, 2016, relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), as of and for the years ended December 31, 2015 and 2014, in this Registration Statement on Form S-1, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 20, 2016